Exhibit 16.1

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street Northeast

Washington, DC 20549

RE: Haoxi Health Technology Ltd.

CIK: 0001954594

We have been furnished a copy of the statements being made by Haoxi Health Technology Ltd. (the “Company”) in its Form 6-K dated April 6, 2026 and captioned "Changes of Auditor". We acknowledge that Wei, Wei & Co., LLP had issued audit reports on the consolidated financial statements of the Company for the years ended June 30, 2025 and 2024.

During the period from August 3, 2022, the date of our appointment as the Company’s independent registered public accounting firm, through April 6, 2026, the date of our dismissal, there were no disagreements between us and the Company regarding accounting principles that we need to make reference to.

We agree with all statements pertaining to us in such Form 6-K. We have no basis to agree or disagree with any other statements of the Registrant contained in Exhibit 16.1.

Sincerely,

Wei, Wei & Co., LLP